Deutsche Bank

Deutsche Bank Structured Notes

2014 Spring Collection

For Institutional Investors and Financial Advisors Only Not to be Distributed
to Retail Investors

Deutsche Bank notes Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and notes activities in the United States.

Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-184193
Date: June 20, 2014

Capped Buffered Note Linked to the Lesser-Performing of Two U.S. Equity Indices

Overview

- Offer leveraged upside exposure to the lesser-performing of two Underlyings, up to the Maximum Return
- If the lesser-performing Underlying declines less than or equal to the Buffer Level, investors will receive the Face Amount of notes
- If the lesser-performing Underlying declines more than the Buffer Level, investors will lose 1.1111% of the Face Amount of notes for every 1% by which the level of the lesser-performing Underlying declines below the Buffer Level
- Unlike ordinary debt, the notes do not pay coupons and investors may lose 100% of their initial investment at maturity
- Any payment on the notes is subject to the creditworthiness of the issuer and investors must hold the note until maturity date to receive the final payout
- Additional risk factors can be found on pages 6 and 7 of this document

Summary of Key Terms

Underlying	Lesser-performing of two broad based U.S. equity indices
Face Amount	$1,000
Maturity	13 months
Buffer Level	90% of initial level of the lesser-performing Underlying
Buffer Type	Geared – 1.1111% loss for every 1% by which the level of the lesser-performing Underlying declines below the Buffer Level
Upside Leverage	150% of positive performance
Cap	[110 – 112]% of initial level of the lesser-performing Underlying
Maximum Return	[115 – 118]% of Face Amount

Hypothetical Payment at Maturity (Assuming Cap of 110%)

Level of Lesser-Performing Underlying at Maturity (% of Initial Level)	% Change / Return in Underlying	Return on Note at Maturity (% of Face Amount)	Payment at Maturity ($ per Note)
0%	-100%	0.00%	$0.00
25%	-75%	27.78%	$277.78
50%	-50%	55.56%	$555.56
75%	-25%	83.33%	$833.33
89%	-11%	98.89%	$988.89
90%	-10%	100.00%	$1,000.00
95%	-5%	100.00%	$1,000.00
100%	0%	100.00%	$1,000.00
105%	5%	107.50%	$1,075.00
110%	10%	115.00%	$1,150.00
125%	25%	115.00%	$1,150.00
150%	50%	115.00%	$1,150.00


130%
120%
110%
100%
90%
80%
70%
60%
Return on Note at Maturity
60%
70%
80%
90%
100%
110%
120%
130%
Level of Lesser-Performing Underlying at Maturity

Deutsche Bank
2

Uncapped Buffered Note Linked to a European Equity ETF or Index

Overview

- Extending the maturity date allows the notes to offer leveraged upside exposure to the Underlying without a cap
- If the Underlying declines less than or equal to the Buffer Level, investors will receive the Face Amount of notes
- If the Underlying declines more than the Buffer Level, investors will lose 1.17647% of the Face Amount of notes for every 1% by which the Underlying declines below the Buffer Level
- Exposure to a European ETF or Index can be structured with or without FX exposure, depending on the investor's view on the EUR / USD exchange rate
- Unlike ordinary debt, the notes do not pay coupons and investors may lose 100% of their initial investment at maturity
- Any payment on the notes is subject to the creditworthiness of the issuer and investors must hold the note until the maturity date to receive the final payout
- Additional risk factors can be found on pages 6 and 7 of this document

Summary of Key Terms

Underlying	European equity ETF (with EUR / USD exposure), or European equity index (without EUR / USD exposure)
Face Amount	$1,000
Maturity	3 years
Buffer Level	85% of initial level
Buffer Type	Geared – 1.17647% loss for every 1% by which the level of the Underlying declines below Buffer Level
Upside Leverage	European equity ETF with FX exposure: [117 – 119]% European equity index without FX exposure: [136 – 138]%
Cap	Uncapped
Maximum Return	n/a

Hypothetical Payment at Maturity (Assuming Upside Leverage of 117%, with EUR/USD exposure)

Level of Underlying at Maturity (% of Initial Level)	% Change / Return in Underlying	Return on Note at Maturity (% of Face Amount)	Payment at Maturity ($ per Note)
0%	-100%	0.00%	$0.00
25%	-75%	29.41%	$294.12
50%	-50%	58.82%	$588.24
75%	-25%	88.24%	$882.35
80%	-20%	94.12%	$941.18
85%	-15%	100.00%	$1,000.00
95%	-5%	100.00%	$1,000.00
100%	0%	100.00%	$1,000.00
110%	10%	111.70%	$1,117.00
125%	25%	129.25%	$1,292.50
150%	50%	158.50%	$1,585.00
175%	75%	187.75%	$1,877.50



160%
150%
140%
130%
120%
110%
100%
90%
80%
70%
60%
Return on Note at Maturity
60%
70%
80%
90%
100%
110%
120%
130%
140%
150%
160%
Level of Underlying at Maturity

Deutsche Bank

3

Uncapped Knock-In Note Linked to a European Equity Index

Overview

- Offer a way to capitalize a short-term correction in the Underlying
- A downside Knock-In Level is observed at the close of every trading day for the first [6] months of the trade
  - If the Knock-In Level is breached, upside participation increases to 200%
  - If the Knock-In Level is not breached, upside participation remains at 100%
- No downside buffer protection. If the Underlying declines below the initial level, investors will lose 1% of the Face Amount of notes for every 1% by which the Underlying declines below the initial level
- Unlike ordinary debt, the notes do not pay coupons and investors may lose 100% of their initial investment at maturity
- Any payment on the notes is subject to the creditworthiness of the issuer and investors must hold the note until the maturity date to receive the final payout
- Additional risk factors can be found on pages 6 and 7 of this document

Summary of Key Terms

Underlying	European equity index (no EUR / USD exposure)
Face Amount	$1,000
Maturity	2 years
Observation Period	[6] months following trade date
Knock-In Level	[94-95]% of initial level
Knock-In Event	Knock-In Event occurs if, on any day during the Observation Period, the closing level of the Underlying is equal to or less than the Knock-In Level.
Upside Leverage	If Knock-In Event occurs, 200% of positive performance If Knock-In Event does not occur, 100% of positive performance
Downside Buffer	0% - investor is fully exposed to downside performance of the Underlying
Maximum Return	n/a

Hypothetical Payment at Maturity

	If Knock-In Event Occurs		If Knock-In Event does not Occur	
Level of Underlying at Maturity (% of Initial Level)	Return on Note at Maturity (% of Face Amount)	Payment at Maturity ($ per note)	Return on Note at Maturity (% of Face Amount)	Payment at Maturity ($ per Note)
0%	0%	$0	0%	$0
20%	20%	$200	20%	$200
40%	40%	$400	40%	$400
60%	60%	$600	60%	$600
80%	80%	$800	80%	$800
100%	100%	$1,000	100%	$1,000
110%	120%	$1,200	110%	$1,100
120%	140%	$1,400	120%	$1,200
130%	160%	$1,600	130%	$1,300
140%	180%	$1,800	140%	$1,400
150%	200%	$2,000	150%	$1,500


150%
140%
130%
120%
110%
100%
90%
80%
70%
60%
60%
70%
80%
90%
100%
110%
120%
130%
140%
150%
Return on Note at Maturity
Level of Underlying at Maturity

Deutsche Bank
4

Step-Down Autocallable Note Linked to Oil

Overview

- Offer a way to generate yield
- If the Underlying closes at or above the Autocall Level on a quarterly Observation Date, the investor will receive the Face Amount of notes plus the applicable Call Premium and the note will be called
- If the notes are automatically called, the term of the notes can be as short as three months
- If the notes are not automatically called prior to maturity, investors will lose 1% of the Face Amount of notes for every 1% by which the Underlying declines below the initial level
- Unlike ordinary debt, the notes do not pay coupons and investors may lose 100% of their initial investment at maturity
- Any payment on the notes is subject to the creditworthiness of the issuer
- Additional risk factors can be found on pages 6 and 7 of this document

Summary of Key Terms

Underlying	Oil-based futures contract
Face Amount	$1,000
Maturity	15 months, callable quarterly
Trigger Level	80% of initial level
Barrier Type	Observed at maturity only
Autocall Level	100% / 95% / 90% / 85% / 80% of initial level, observed on respective quarterly Observation Dates
Call Premium	[8-9]% p.a. (proportionally paid on quarterly Observation Date)
Observation Dates	At the end of Q1, Q2, Q3, Q4 and Q5

Hypothetical Payment on the Note (only shows first and fourth quarterly Observation Dates)


3 month Observation Date
Is Underlying above 100% of initial level?
Yes
Investor receives Face Amount + Call Premium and the note is called
No
Investor does not receive Call Premium, proceed to next quarterly Observation Date
12 month Observation Date
Is Underlying above 85% of initial level?
Yes
Investor receives Face Amount + Call Premium and the note is called
No
Investor does not receive Call Premium, proceed to next quarterly Observation Date
15 month Observation Date / Maturity Date
Is Underlying above 80% of initial level (Trigger Level)?
Yes
Investor receives Face Amount + Call Premium
No
Investor loses 1% for everyone 1% by which the Underlying declines below the initial level

Deutsche Bank 5

Additional Risk Factors

[] If the notes are linked to the lesser-performing  of the two Underlyings, the payment at maturity will be determined solely by reference to the performance of the lesser- performing underlying, without taking into consideration the performance of the other Underlying.  Poor performance by either of the Underlyings over the term of the notes will negatively affect the payment at maturity and will not be offset or mitigated by a positive performance by the other Underlying.

[] If the Underlying includes component stocks, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the
Underlying would have.

[] If the Underlying includes component stocks that are issued by companies incorporated outside of the U. S. , the notes are subject to risks applicable to non-U.  S.  companies.

[] If the Underlying includes component stocks that trade outside the U. S. , the notes are subject to the risks associated with non-U.  S.  securities markets.

[] If the Underlying includes component stocks denominated in foreign currencies but the Underlying is denominated in U. S.  dollars, changes in currency exchange rates may negatively impact the Underlying's return.

[] If the Underlying includes component stocks denominated in, and the level of the Underlying is calculated in, a foreign currency, the performance of the
Underlying will not be adjusted for exchange rate fluctuations between the U.
S.  dollar and the foreign currency.

[] If the notes are linked to an ETF, the anti-dilution  protection for the
Underlying is limited.  The calculation agent is not required to make adjustments in response to all events that could affect the shares of the
Underlying.

[] If the notes are linked to an ETF, the market prices of the shares of the
Underlying may fluctuate in accordance with changes in its net asset value as well as supply and demand on the applicable stock exchanges.  Therefore, the
Underlying may trade at, above or below its net asset value per share.

[] If the notes are linked to a commodity future contract, a commodity hedging disruption event may result in acceleration of the notes.

[] Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the price of the Underlying.

[] Single commodity prices tend to be more volatile and may not correlate with the prices of commodities generally.

[] Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years.  It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying and, as a result, the market value of the notes.

[] Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the notes.  The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

Additional Risk Factors, Cont.

[] Payments on the notes are subject to the credit risk of Deutsche Bank, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  If Deutsche Bank becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

[] The initial estimated value of the notes on the pricing date will be less than their public offering price.  If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

[] Changes in the level of the Underlying may not result in a comparable change in the value of your notes.

[] The actual performance of the Underlying over the term of the notes may bear little relation to the historical closing levels of the Underlying

[] The notes will not be listed on any notes exchange.  There may be little or no secondary market for the notes.

[] We (or our affiliates) intend to offer to purchase the notes in the secondary market but are not required to do so.  Accordingly, you should be able and willing to hold your notes to maturity.

[] While we expect that, generally, the level of the Underlying will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other.

[] We or one or more of our affiliates expect to hedge our exposure from the notes by purchasing or selling the Underlying or entering into derivatives
transactions, such as over-the-counter    options or exchange-traded
instruments.  Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the notes.

[] We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.

[] We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the issuer's estimated value of the notes on the trade date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions.  In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes.

Important Notes

The distribution of this document and the availability of some of the products and services referred to herein may be restricted by law in certain jurisdictions. Some products and services referred to herein are not eligible for sale in all countries and in any event may only be sold to qualified investors. Deutsche Bank will not offer or sell any products or services to any persons prohibited by the law in their country of origin or in any other relevant country from engaging in any such transactions.

This document is intended for discussion purposes only and does not create any legally binding obligations on the part of Deutsche Bank.

Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of entering into or purchasing any transaction, product or security (each, a "Structured Product").
Before investing in any Structured Product you should take steps to ensure that you understand and have assessed with your financial advisor, or made an independent assessment of, the appropriateness of the transaction in the light of your own objectives and circumstances, including the possible risks and benefits of investing in such Structured Product. Deutsche Bank does not provide accounting, tax or legal advice and is not acting as your legal, financial, tax or accounting advisor or in any other fiduciary capacity with respect to any proposed transaction mentioned herein.

Structured Products are not suitable for all investors due to illiquidity, optionality, time to redemption, and payoff nature of the strategy.

Deutsche Bank or persons associated with Deutsche Bank and their affiliates may: maintain a long or short position in the notes referenced herein or in related futures or options; purchase, sell or maintain inventory; engage in any other transaction involving such notes; and earn brokerage or other compensation.

Any payout information, scenario analysis and hypothetical calculations should in no case be construed as an indication of expected payout on an actual investment and/or expected behavior of an actual Structured Product.

Calculations of returns on Structured Products may be linked to a referenced index, ETF or commodity. As such, the Structured Products may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Structured Products denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These Structured Product may not be readily realizable investments and are not traded on any regulated market.
Structured Products involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and are not suitable for all investors.

The past performance of an index, ETF, commodity, notes or other instruments does not guarantee or predict future performance. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law.

BEFORE ENTERING INTO ANY TRANSACTION YOU SHOULD TAKE STEPS TO ENSURE THAT YOU
UNDERSTAND AND HAVE MADE AN INDEPENDENT ASSESSMENT OF THE APPROPRIATENESS OF
THE STRUCTURED PRODUCT IN LIGHT OF YOUR OWN OBJECTIVES AND CIRCUMSTANCES,
INCLUDING THE POSSIBLE RISKS AND BENEFITS OF ENTERING INTO SUCH STRUCTURED
PRODUCT. YOU SHOULD ALSO CONSIDER MAKING SUCH INDEPENDENT INVESTIGATIONS AS YOU
CONSIDER NECESSARY OR APPROPRIATE FOR SUCH PURPOSE.

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires.

Structured Products discussed herein are not insured or guaranteed by the
Federal Deposit Insurance Corporation (FDIC) or any other governmental agency.
These Structured Products are not insured by any statutory scheme or governmental agency of the United Kingdom.

These Structured Products typically involve a high degree of risk, are not readily transferable and typically will not be listed or traded on any exchange and are intended for sale only to investors who are capable of understanding and assuming the risks involved. The market value of any Structured Product may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus and other documents the issuer has filed with the SEC if you request it by calling toll-free 1-800-311-4409.